                                                                 EXHIBIT 10.4(b)

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN REDACTED PROVISIONS OF THIS AGREEMENT. THE REDACTED PROVISIONS ARE IDENTIFIED BY THREE ASTERISKS AND ENCLOSED BY BRACKETS. THE CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

December 27, 1996

Mr. Vern Schmidt
151 Carleton Avenue
Glen Ellyn, Illinois 60137

Dear Vern,

Jerry Peisach and I had a very positive and upbeat conversation last weekend about your visit with me and our excitement about the prospect of you joining our senior management team here at Perry.

I enjoyed our conversations and time together last week very much. I believe that you will bring a great deal to Perry not only as Sr. Vice President and Chief Financial Officer, but as a strong contributor to the momentum we are building as a management team and as a company. Both Jerry and I believe that there is a good fit, that we can offer you a unique work environment and that the rest of our team will enjoy and benefit from your involvement. We're anxious to have you join us!

To that end, I would like to detail and formalize our offer of employment to you below:

1. You will join Perry Graphic Communications as an officer of the company, i.e. Senior Vice President--Chief Financial Officer.

2. Your compensation will be $16,666 per month bi-weekly. You will have a bonus opportunity of up to 35% of your base salary for successful attainment of corporate performance targets each year. Our plan also allows for an overachievement bonus. This overachievement bonus can be as much as 100% of the initial 35% bonus if the company achieves 125% of its annual performance target.

3. [***] We would like you to exercise this option within 120 days of your starting date with Perry. The other options for up to one half of one percent (.5%) of the company are subject to both time and performance vesting requirements. These options will be exercisable at $.01 per share.

4. You will be enrolled in the Perry health benefit plans and will participate in the defined contribution plan and 401k plan as those plans are defined.

5. It is our understanding that you intend to relocate to Wisconsin, but maintain your residence in Glen Ellyn, Illinois. Since our employment offer would normally include relocation costs and these costs will not be incurred, we will offer to subsidize your housing costs here in Wisconsin [***]

6. We would like you to begin your employment with Perry either the week of January 6 or January 13, 1997.

Also, in the event that there is a change of control where more than 50% of the company is sold and you should lose your job or not have the opportunity to accept a comparable position with the new owner, the company will pay you your current salary and benefits for up to one year or until you accept another position, whichever comes first. You should also know that if a sale of the company should occur, all shares are immediately vested.

------------------------

    [***] Confidential treatment has been requested for redacted portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Mr. Vern Schmidt                                                          Page 2

As part of this offer, we would like you to send to our attention a report from your physician on your physical condition. If you have a recent physical exam you could send, that would be fine. If not, please have an exam completed and send us the bill.

That should cover it Vern. I know that Beth has set you up with Jean-Ann Ragsdale for a good overview of residences here in South Central Wisconsin and that you want to get a feel for the area before you respond. I'm certain you will like what you see and we all look forward to your positive response and acceptance of our offer to join the Perry team.

Sincerely,

/s/ Craig Hutchison

Craig Hutchison
President/CEO